Exhibit 1.2

Confidential

Execution Version

CERTAIN INFORMATION (INDICATED BY “[***]”) HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE (I) SUCH INFORMATION IS NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

Assignment and Assumption Agreement

This Assignment and Assumption Agreement ("Agreement") dated as of October 14, 2025, is entered into by and between AffaMed Therapeutics (HK) Limited, a corporation organized and existing under the laws of Hong Kong, with a registered address at Unit 417 4/F, Lippo Centre Tower Two, No. 89 Queensway Admiralty, HK ("Assigning Party") and Visara, Inc., a Delaware corporation with a registered office at 1209 Orange Street, City of Wilmington, County of New Castle, 19801 ("Assuming Party").

WHEREAS, Assigning Party desires to assign to Assuming Party all of its rights and to delegate to Assuming Party all of its obligations under those certain contracts as described on Schedule 1 attached hereto ("Assigned Contracts"); and

WHEREAS, Assuming Party desires to accept such assignment of rights and delegation of obligations under the Assigned Contracts.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Assignment and Assumption.
1.1
Assignment. Effective as of the date that I-MAB pays its Subscription Price (as defined in the Subscription Agreement) to Assuming Party pursuant to the Series A Preferred Stock Subscription Agreement (the “Subscription Agreement”) dated on or around the date hereof by and among Assigning Party, Assuming Party and I-MAB (the “Effective Date”), Assigning Party irrevocably sells, assigns, grants, conveys, and transfers to Assuming Party all of Assigning Party's right, title, and interest in and to the Assigned Contracts.
1.2
Assumption. As of the Effective Date, Assuming Party unconditionally accepts such assignment and assumes all of Assigning Party's duties, liabilities, and obligations under the Assigned Contracts, and agrees to pay, perform, and discharge, as and when due, all of the obligations of Assigning Party under the Assigned Contracts accruing on and after the Effective Date, including but not limited to, any and all applicable development and sales milestone payments and royalty payments obligations of the Assigning Party under the Assigned Contracts.
1.3
Third Party Payment. For clarity, Assigning Party shall be responsible for any and all applicable third-party payment obligations incurred under the Assigned Contracts prior to the Effective Date, including but not limited to, the payments that are payable by Assigning Party or its Affiliates to any third party(ies); and Assuming Party shall be responsible for any and all applicable third-party payment obligations incurred under the Assigned Contracts on and after the Effective Date, including but not limited to, the payments that are expected to be payable by Assuming Party or its Affiliates to any third party(ies).
2.
Consideration in Equity and Control. Assigning Party will own Assuming Party’s preferred stock and have the right to appoint one (1) member of Assuming Party’s Board of Directors, in each case subject to the terms and conditions of the Subscription Agreement and the other Transaction Documents (as defined in the Subscription Agreement).
3.
Consideration in Cash. 1) Assuming Party shall pay a non-refundable, one-time USD $5,000,000.00 to Assigning Party within sixty (60) days of the Effective Date. Upon the Closing (as defined in the Subscription Agreement) and the payment by I-MAB of its Subscription Price to Assuming Party pursuant to the Subscription Agreement, Assigning Party shall issue to Assuming Party an invoice in the amount of USD $5,000,000.00, and Assuming Party shall pay such invoice within thirty (30) days of its receipt. 2) In the event that Assuming Party enters into a partnership with a third party on the exploitation of any of its products and receives cash income from the partnership, the Board of Directors of the Assuming Party, subject to the then-required shareholders’ consent of Assuming Party, shall declare dividends in accordance with (and subject to) the terms of the Stockholders Agreement (as defined in the Subscription Agreement) and the Constitutional Documents (as defined in the Subscription Agreement) of Assuming Party.
4.
Representations and Warranties.
4.1
Assigning Party's Representations and Warranties. Assigning Party represents and warrants as follows:
(a)
It is duly organized, validly existing, and in good standing under the laws of Hong Kong.
(b)
It has the full right, corporate power, and authority to enter into this Agreement and to perform its obligations hereunder.
(c)
It has taken all necessary corporate action to authorize the execution of this Agreement by its representative whose signature is set out at the end hereof.
(d)
Its execution, delivery, and performance of this Agreement will not violate, conflict with, require consent under, or result in any breach or default under the provisions of any contract or agreement to which it is a party.
(e)
When executed and delivered by it, this Agreement will constitute the legal, valid, and binding obligation of Assigning Party, enforceable against it in accordance with its terms.
(f)
It is the sole legal and beneficial owner of the all the rights under the Assigned Contracts on the Effective Date, free and clear of any lien, security interest, charge, or encumbrance.

(g)
The Assigned Contracts have not been amended or modified as of the Effective Date.
(h)
The Assigned Contracts are in full force and effect on the Effective Date. No event or condition has occurred that is an event of default or termination under the Assigned Contracts. There are no material disputes, pending or threatened, related to any rights or obligations transferred under this Agreement.
(i)
It has performed all of its obligations under the Assigned Contracts that are required to be performed on or before the Effective Date.
4.2
Assuming Party's Representations and Warranties. Assuming Party represents and warrants as follows:
(a)
It is duly organized, validly existing, and in good standing under the laws of Cayman Islands.
(b)
It has the full right, corporate power, and authority to enter into this Agreement and to perform its obligations hereunder.
(c)
It has taken all necessary corporate action to authorize the execution of this Agreement by its representative whose signature is set out at the end hereof.
(d)
When executed and delivered by it, this Agreement will constitute the legal, valid, and binding obligation of Assuming Party, enforceable against it in accordance with its terms.
4.3
Assuming Party covenants and undertakes that upon and after the Effective Date, it will perform and comply with all the terms of the Assigned Contracts.
5.
Indemnification.
5.1
Mutual Indemnification. Subject to the terms and conditions set out in 45.2, Assigning Party and Assuming Party (as Indemnifying Party") shall indemnify, hold harmless, and defend each other and their respective officers, directors, employees, agents, affiliates, successors and permitted assigns (collectively, "Indemnified Party") against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorney fees, that are incurred by Indemnified Party (collectively, "Losses"), resulting from any third-party claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or other, whether at law, in equity or otherwise ("Claim") or any direct Claim against Indemnifying Party alleging:
(a)
a material breach or non-fulfillment of any material representation, warranty, or covenant under/representation or warranty set out in this Agreement by Indemnifying Party;

(b)
any grossly negligent or more culpable act or omission of Indemnifying Party or any of its representatives (including any reckless or willful misconduct) in connection with the performance of its obligations under this Agreement;
(c)
any bodily injury, death of any person, or damage to real or tangible personal property caused by the grossly negligent or more culpable acts or omissions of Indemnifying Party or its representatives (including any reckless or willful misconduct); or
(d)
any failure by Indemnifying Party to materially comply with any applicable federal, state, or local laws, regulations, or codes in the performance of its obligations under this Agreement.
5.2
Exceptions and Limitations on Indemnification. Despite anything to the contrary in this Agreement, Indemnifying Party is not obligated to indemnify or defend Indemnified Party against any Claim if such Claim or the corresponding Losses arise out of or result from Indemnified Party's:
(a)
Gross negligence or more culpable act or omission (including recklessness or willful misconduct); or
(b)
Failure to materially comply with any of its material obligations set out in this Agreement.
6.
Miscellaneous.
6.1
Further Assurances. On the other party's reasonable request, each party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.
6.2
Notices. Each party shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a "Notice") in writing and addressed to the other party at its address set out below (or to such other address that the receiving party may designate from time to time in accordance with this section). Each party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees pre-paid), or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving party, and (b) if the party giving the Notice has complied with the requirements of this Section.

Notice to Assigning Party:	Unit 2002, 20/F, Nexxus Building, No. 41 Connaught Road, Central, Hong Kong S.A.R., China
Email: [***]
Attention: [***]

Notice to Assuming Party:	Visara, Inc. c/o I-MAB 2440 Research Boulevard, Suite 400, Rockville, MD 20850
Attention: [***] [***] With a copy to: Visara, Inc. c/o ABio-X Holdings, Inc. 117 Kendrick Street, Suite 400 Needham, MA 02494 Attention: [***] [***] Copy: [***]

6.3
Interpretation. For purposes of this Agreement: (a) the words "include," "includes," and "including" are deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto," and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references in this Agreement: (x) to sections, schedules, and exhibits mean the sections of, and schedules and exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The schedules and exhibits referred to herein are an integral part of this Agreement to the same extent as if they were set out verbatim herein.
6.4
Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.
6.5
Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.
6.6
Entire Agreement. This Agreement, together with all related exhibits and schedules, is the sole and entire agreement of the parties to this Agreement regarding the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.
6.7
Amendment and Modification. No amendment to, or rescission, termination, or discharge of this Agreement is effective unless it is in writing, identified as an amendment to or rescission, termination, or discharge of this Agreement and signed by an authorized representative of each party to this Agreement.
6.8
Waiver.
(a)
No waiver under this Agreement is effective unless it is in writing, identified as a waiver to this Agreement, and signed by an authorized representative of the party waiving its right.
(b)
Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion.
(c)
None of the following is a waiver or estoppel of any right, remedy, power, privilege, or condition arising from this Agreement:
(i)
any failure or delay in exercising any right, remedy, power, or privilege or in enforcing any condition under this Agreement; or
(ii)
any act, omission, or course of dealing between the parties.
6.9
Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by a party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the parties or otherwise. Despite the previous sentence, the parties intend that Indemnified Party's rights under 35 are its exclusive remedies for the events specified therein.
6.10
Equitable Remedies. Each of Assigning Party and Assuming Party acknowledges that a breach or threatened breach by it of any of its obligations under this Agreement would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and hereby agrees that if a breach or a threatened breach by such party of any such obligations occurs, the other Party will, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
6.11
No Third-Party Beneficiaries. This Agreement benefits solely the parties to this Agreement and their respective successors and assigns and nothing in this Agreement, express or implied, confers on any other person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement. Despite the previous sentence, the parties hereby designate the third parties included in the definition of Indemnified Party as third-party beneficiaries of 35 having the right to enforce 35.
6.12
Choice of Law. This Agreement and exhibits and schedules attached hereto are governed by, and construed in accordance with, the laws of the State of New York, United States of America without giving effect to the conflict of laws provisions thereof.
6.13
Choice of Forum. Each party irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind whatsoever against the other party in any way arising from or relating to this Agreement, and exhibits and schedules attached hereto, and all contemplated transactions, including, but not limited to, contract, equity, tort, fraud, and statutory claims, in any forum other than a federal or state court in New York and any appellate court from any thereof.
6.14
Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together is deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

AffaMed Therapeutics (HK) Limited
By /s/Ting Liu_____________________ Name: Ting Liu Title: President
Visara, Inc.
By /s/Sean Wuxiong Cao________________ Name: Sean Wuxiong Cao Title: Director

Schedule 1

Assigned Contracts

The Exclusive License Agreement dated November 6, 2021 by and among AskGene Pharma, Inc. a corporation organized and existing under the laws of Delaware USA, with a registered address at 5217 Verdugo Way, Suite A, Camarillo, CA 93012, and AffaMed Therapeutics (HK) Limited a corporation organized and existing under the laws of Hong Kong, with a registered address at Unit 417 4/F, Lippo Centre Tower Two, No. 89 Queensway Admiralty, HK.

The Safety Data Exchange Agreement dated August 25, 2022 by and among AskGene Pharma, Inc. a corporation organized and existing under the laws of Delaware USA, with a registered address at 5217 Verdugo Way, Suite A, Camarillo, CA 93012, and AffaMed Therapeutics (HK) Limited a corporation organized and existing under the laws of Hong Kong, with a registered address at Unit 417 4/F, Lippo Centre Tower Two, No. 89 Queensway Admiralty, HK.